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                                                                   EXHIBIT 10.39


                                                   January 18, 2001



Clifford R. Saffron, Esq.
Senior Vice President
Deputy General Counsel
ICN Pharmaceuticals, Inc.
780 Third Avenue
14th Floor
New York, NY  10017

                      EMPLOYMENT AGREEMENT

Dear Cliff:

This Employment Agreement (the "Agreement") contains the terms and conditions of your employment with ICN Pharmaceuticals, Inc. ("ICN").

1. TERM: This Agreement shall commence on January 18, 2001 and shall end on March 31, 2002.

2. POSITION: ICN hereby employs Saffron to manage, coordinate, supervise and render legal services and advice in connection with the worldwide litigation, arbitration and/or regulatory matters of ICN as currently in existence or as may arise from time-to-time. It is expressly understood that Saffron is not being hired to provide, and shall not be asked to provide, corporate legal services or legal or other services of any other kind or nature to ICN. Saffron's board elected title shall be "Senior Vice President - Deputy General Counsel".

3.      COMPENSATION:

        A. ICN shall pay Saffron a guaranteed minimum year-end bonus (separate from quarterly, performance or one-time bonuses) for calendar year 2000 in an amount no less than 75% of the 2000 year-end bonus granted to David C. Watt ("Watt"), consistent with the terms of ICN's bonus plan. If Watt is not employed by ICN (or any successor company or entity) at the time 2000 year-end bonuses are awarded, Saffron's 2000 year-end bonus shall be no less than $100,000.00. ICN shall be obligated to pay the 2000 guaranteed minimum year-end bonus even if Saffron is not employed by ICN at the time the 2000 year-end bonuses to other members of ICN's senior management are paid.


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        B. The increase in Saffron's base salary for the period January 1, 2001 through March 31, 2002 shall be in accordance with ICN's executive compensation plan and shall be consistent with increases for other board elected officers of ICN. ICN shall pay Saffron a guaranteed minimum year-end bonus (separate from quarterly or performance bonuses) for calendar year 2001 in an amount no less than 75% of the 2001 year-end bonus granted to Watt, consistent with the terms of ICN's bonus plan. If Watt is not employed by ICN (or any successor company or entity) at the time 2001 year-end bonuses are awarded, Saffron's 2001 year-end bonus shall be no less than $100,000.00. ICN shall be obligated to pay the 2001 guaranteed minimum year-end bonus if Saffron was employed by ICN for 9 months or more during 2001, and even if Saffron is not employed by ICN at the time the 2001 year-end bonuses are paid to other members of ICN's senior management.

        C. ICN shall make quarterly bonus payments to Saffron of $6,000.00 each on March 31, 2001, June 30, 2001, September 30, 2001, December 31, 2001 and March 1, 2002.

        D. As referenced in ICN's public filings, there is an investigation currently pending against ICN and certain of its officers, directors, employees, and others being conducted by the U.S. Attorney for the Central District of California (the "U.S. Attorney Investigation"), and a civil lawsuit against ICN, Mr. Panic, Mr. Watt and Dr. Johannesson which was filed by the United States Securities and Exchange Commission (the "SEC Lawsuit"). Saffron's work in connection with the U.S. Attorney Investigation and SEC Lawsuit has been exceptional and has and will continue to significantly reduce outside counsel fees. In consideration thereof, ICN agrees to the following performance bonuses.

           With respect to the SEC Lawsuit: (1) if the SEC Lawsuit with respect to ICN is resolved on terms acceptable to ICN's Board of Directors, if the SEC Lawsuit against ICN is dismissed for any reason, or if ICN is the prevailing party after trial, Saffron shall within 30 days thereafter be paid a bonus of $150,000.00; and/or (2) if the SEC Lawsuit with respect to Panic, Watt and Johannesson is resolved on terms acceptable to any of them, if it is dismissed against any of them for any reason, or if any of them are prevailing party(ies) after trial, Saffron shall within 30 days thereafter be paid a bonus of $25,000.00 per individual. The bonuses pursuant to (1) and (2) above shall be cumulative.

           With respect to the U.S. Attorney Investigation: (a) if the U.S. Attorney Investigation with respect to ICN is concluded without the commencement of criminal proceedings against ICN, if a criminal proceeding is commenced against ICN and then resolved on terms acceptable to ICN's Board of Directors, if a criminal proceeding is commenced against ICN and then dismissed for any reason, or if a criminal proceeding is commenced against


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           ICN and ICN is the prevailing party after trial, Saffron shall within
           30 days thereafter be paid a bonus of $200,000.00; and/or (b) if the U.S. Attorney Investigation is concluded without the commencement of criminal proceedings against one or more of the seven (7) "targets" of the investigation, if a criminal proceeding is commenced against any of the "targets" and then resolved on terms acceptable to any of the "targets", if a criminal proceeding is commenced against any of the "targets" and then dismissed against any of the "targets" for any reason, or if any of the "targets" are prevailing parties after trial, Saffron shall within 30 days thereafter be paid a bonus of $50,000.00 per target. The bonuses pursuant to (a) and (b) above shall be cumulative.

           The above bonuses with respect to the SEC Lawsuit and the U.S. Attorney Investigation shall be cumulative. In consideration of the work performed by Saffron over the last six (6) years, the performance bonuses pursuant to the SEC Lawsuit and the U.S. Attorney Investigation shall be paid to Saffron even if Saffron is not employed by ICN at the time the events described in the above paragraphs transpire.

        E. No later than March 31, 2001, ICN shall pay Saffron a one-time lump-sum bonus of $50,000.00. This is in addition to the guaranteed minimum year-end bonus for the year 2000 as described in paragraph 3.A. above.

        F. Saffron shall be issued a one-time stock option grant to purchase 50,000 shares of ICN common stock at the lowest closing price of ICN common stock between the date of this Agreement and February 15, 2001. In addition to this one-time stock option grant, Saffron shall be granted options to purchase shares of ICN common stock on an annual basis pursuant to the terms of ICN's stock option plan, and said grant and the amount thereof shall be consistent with stock option grants for similarly situated board elected officers of ICN.

        G. Saffron and his family shall be entitled to, and shall be offered participation in, all health insurance plans, pension plans, disability insurance, life insurance, or other benefits or plans of any kind or nature offered to similarly situated board elected officers of ICN.

4. BUSINESS EXPENSES: ICN agrees to pay Saffron on or before January 31, 2001, $18,000.00, net of all applicable taxes, for business expenses to be incurred by Saffron during 2001. Said business expenses (to be documented by Saffron as requested by ICN) shall include, but not be limited to, automobile lease payments, automobile insurance, automobile repairs, cellular telephone charges, gasoline charges, parking charges, entertainment expenses and other miscellaneous business related expenses.


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5.      TERMINATION:

        A. If, for any reason whatsoever, Saffron and ICN (or any successor company or entity) are unable to agree upon a written extension of this Agreement during the period January 1, 2002 through March 1, 2002, then Saffron's employment with ICN shall automatically terminate on March 31, 2002, and on March 31, 2002 ICN shall issue to Saffron a payment equal to Saffron's 2000 W-2 compensation. In addition, all stock options previously granted to Saffron shall be accelerated, vested and deemed exercisable on March 31, 2002, and Saffron shall then have until March 31, 2003 to exercise all said options.

        B. ICN may terminate this Agreement at any time prior to January 1, 2002, for cause or without cause, upon ninety (90) days written notice from ICN to Saffron. During that ninety (90) day period Saffron shall continue to receive the applicable payments pursuant to paragraphs 3.A., 3.B., 3.C., 3.D. and 4, above. Upon the expiration of said ninety (90) day period, ICN shall issue to Saffron a payment equal to Saffron's 2000 W-2 compensation. In addition, all stock options previously granted to Saffron shall be accelerated, vested and deemed exercisable upon the expiration of said ninety (90) day period, and Saffron shall have one (1) year thereafter to exercise all said options.

        C. Saffron may terminate this Agreement at any time prior to January 1, 2002, for any reason, said termination to become effective thirty
            (30) days after written notice from Saffron to ICN. During that thirty (30) day period, Saffron shall continue to receive the applicable payments pursuant to paragraphs 3.A., 3.B., 3.C., 3.D. and 4, above. Upon expiration of said thirty (30) day period, ICN shall issue to Saffron a payment equal to 50% of Saffron's 2000 W-2 compensation. In addition, all stock options previously granted to Saffron shall be accelerated, vested and deemed exercisable upon the expiration of said thirty (30) day period, and Saffron shall have one (1) year thereafter to exercise all said options.

6. CHANGE IN CONTROL: If a "Change in Control" occurs at anytime during the term of this Agreement, ICN shall pay Saffron, within thirty (30) days of said "Change in Control", a lump sum amount equal to three (3) times Saffron's 2000 W-2 compensation as severance benefits. In addition, all stock options previously granted to Saffron shall be accelerated, vested and deemed exercisable immediately upon said "Change in Control", and Saffron shall then have one (1) year from the date of said "Change in Control" to exercise all said options. It is expressly understood that Saffron is under no obligation to mitigate the amounts payable pursuant to this "Change in Control" provision. The definition of "Change in Control" for purposes of this paragraph is attached hereto and made a part hereof as Exhibit 1.

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7.      CONDITIONS:

        A. ICN expressly agrees that Saffron shall not be required to re-locate or move to California or any other state or country, permanently or temporarily, at any time during the term of this Agreement. ICN agrees that Saffron shall continue to work out of ICN's office at 780 Third Avenue, New York, N.Y. (or at any other similar or comparable office in Saffron's sole discretion) on a day-to-day basis. ICN expressly agrees that Saffron shall not be required to take the bar examination of California or any other state at any time during the term of this Agreement.

        B. ICN agrees to provide Saffron with Directors and Officers Liability insurance and its corporate indemnification against any and all liabilities, claims, causes of action, etc., arising out of or relating to Saffron's employment that are comparable to those of the General Counsel.

8.      MISCELLANEOUS:

        A. This Agreement and its terms shall be binding upon the parties hereto and their heirs, legal representatives, executors, administrators, successors and assigns.

        B. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement, notwithstanding that all parties may not be signatories to the same counterpart.

        C. This Agreement shall be construed and governed by the laws of the State of New York.

        D. Any controversy, disagreement or dispute arising out of, relating to, or in connection with this Agreement or the breach thereof shall be submitted to and be settled by arbitration, on an expedited basis, under the Employment Dispute Resolution Rules of the American Arbitration Association in New York, N.Y. The parties expressly agree that any hearing(s) commenced in connection with this paragraph shall be concluded within 60 days after the selection of the arbitrator(s). The prevailing party in such an arbitration proceeding shall be entitled to recover reasonable attorney's fees and costs.

        E. If Saffron dies during the term of this Agreement, his estate and/or beneficiaries shall be entitled to all amounts due for the then remaining term of this Agreement.


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        F.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior negotiations, agreements or understandings relating thereto, written or oral, are superseded hereby. This Agreement may not be changed, modified, extended, renewed or supplemented, and no provision hereof may be waived, except by an instrument in writing signed by the party against whom enforcement or any change, modification, extension, renewal, supplement or waiver is sought.

This Agreement is subject to approval by the Compensation Committee of ICN's Board of Directors. It shall be submitted for approval at the next meeting of the Compensation Committee, whether that meeting is telephonic or in person. Watt shall recommend to the Compensation Committee that the Agreement be approved. Saffron shall be notified immediately if the Agreement is not approved. If the Agreement, or any part thereof, is not approved by the Compensation Committee, Saffron shall have the right, within seven (7) business days after such notification to him from ICN, to terminate his employment with ICN. If Saffron opts to terminate his employment with ICN due to the Compensation Committee's failure to approve the Agreement, or any part thereof, then within 7 business days after such notification of termination from Saffron to ICN, ICN shall issue to Saffron a lump sum payment equal to Saffron's 2000 W-2 compensation. In addition, all stock options previously granted to Saffron shall be accelerated, vested and deemed exercisable immediately, and Saffron shall then have until March 31, 2002 to exercise all said options.

                                            Very truly yours,



                                            --------------------------
                                            David C. Watt
                                            Executive Vice President
                                            General Counsel
                                            Corporate Secretary
                                            ICN Pharmaceuticals, Inc.
                                            3300 Hyland Avenue
                                            Costa Mesa, CA  92626

                                            AGREED TO:


                                            ---------------------------
                                            Clifford R. Saffron
                                            120 Redwood Drive
                                            Roslyn, NY  11576

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